As filed with the Securities and Exchange Commission on July 15, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KB HOME

(Exact name of registrant as specified in its charter)

Delaware	95-3666267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10990 Wilshire Boulevard

Los Angeles, CA 90024

(Address, including zip code,

of Principal Executive Offices)

KB Home 2010 Equity Incentive Plan

(Full title of the plan)

Brian J. Woram

Executive Vice President, General Counsel and Secretary

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

(310) 231-4000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Michael J. O’Sullivan

Munger, Tolles & Olson LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	4,000,000 shares	$9.59	$38,360,000	$4,453.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall be deemed to cover such additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Each share of Common Stock includes one preferred stock purchase right issued pursuant to a Rights Agreement, dated as of January 22, 2009, by and between the registrant and Mellon Investor Services LLC, as Rights Agent. The preferred stock purchase rights are not presently exercisable and do not trade separately from the Common Stock. The preferred stock purchase rights will be issued for no additional consideration and, therefore, no additional registration fee is required.

(3)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of $9.59 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 11, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated by reference in this Registration Statement:

(i)	The registrant’s Annual Report on Form 10-K for the year ended November 30, 2010;

(ii)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended February 28, 2011 and May 31, 2011;

(iii)	The registrant’s Current Reports on Form 8-K filed on February 2, 2011; February 4, 2011; April 6, 2011; June 16, 2011; and June 29, 2011 (only as to the information reported under Item 8.01 therein); and

(iv)	The description of the registrant’s Common Stock included in the Registration Statement on Form 8-A filed on June 30, 1986, and the description of the registrant’s Rights to Purchase Series A Participating Cumulative Preferred Stock on Form 8-A filed January 27, 2009, as amended by the Form 8-A/A filed on January 27, 2009.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article 6(d) of the registrant’s certificate of incorporation provides that the registrant will indemnify its directors and officers and may indemnify any other employees or agents to the full extent permitted by the Delaware General Corporation Law.

Article 6(c) of the registrant’s certificate of incorporation provides that its directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors to the full extent permitted by the Delaware General Corporation Law.

The registrant has purchased directors’ and officers’ liability insurance policies which insure against certain liabilities incurred by its directors and officers. The registrant has also entered into indemnification agreements with its non-employee directors, its executive officers and certain other senior officers and agents, in each case based on a form of indemnification agreement approved by the Company’s Board of Directors. The form of indemnification agreement includes provisions for indemnification and advancement of expenses to supplement that provided under the Company’s Restated Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s Certificate of Incorporation and Bylaws, and the arrangements referred to above, and in each case are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the Index to Exhibits attached hereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on July 14, 2011.

KB HOME

By:	/S/ JEFF J. KAMINSKI
Jeff J. Kaminski Executive Vice President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints each of Jeffrey T. Mezger, Chief Executive Officer of KB Home, Jeff J. Kaminski, Chief Financial Officer of KB Home, William R. Hollinger, Chief Accounting Officer of KB Home, and Brian J. Woram, General Counsel of KB Home, and, in each case, any of their respective successors at KB Home (in functional position or otherwise) or designees, and each of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEFFREY T. MEZGER Jeffrey T. Mezger	Director, President and Chief Executive Officer (principal executive officer)	July 14, 2011

/S/ JEFF J. KAMINSKI Jeff J. Kaminski	Executive Vice President and Chief Financial Officer (principal financial officer)	July 14, 2011

/S/ WILLIAM R. HOLLINGER William R. Hollinger	Senior Vice President and Chief Accounting Officer (principal accounting officer)	July 14, 2011

/S/ STEPHEN F. BOLLENBACH Stephen F. Bollenbach	Chairman of the Board and Director	July 14, 2011

/S/ BARBARA T. ALEXANDER Barbara T. Alexander	Director	July 14, 2011

/S/ TIMOTHY W. FINCHEM Timothy W. Finchem	Director	July 14, 2011

/S/ KENNETH M. JASTROW, II Kenneth M. Jastrow, II	Director	July 14, 2011

/S/ ROBERT L. JOHNSON Robert L. Johnson	Director	July 14, 2011

/S/ MELISSA LORA Melissa Lora	Director	July 14, 2011

/S/ MICHAEL G. MCCAFFERY Michael G. McCaffery	Director	July 14, 2011

/S/ LESLIE MOONVES Leslie Moonves	Director	July 14, 2011

/S/ LUIS G. NOGALES Luis G. Nogales	Director	July 14, 2011

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation, as amended (filed as an exhibit to the registrant’s Current Report on Form 8-K dated April 7, 2009, and incorporated by reference herein).

4.2	By-Laws, as amended and restated on April 5, 2007 (filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2007 and incorporated by reference herein).

5.1*	Opinion of Munger, Tolles & Olson LLP.

10.35	KB Home 2010 Equity Incentive Plan (filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2010 and incorporated by reference herein).

10.41	Amendment to the KB Home 2010 Equity Incentive Plan (filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2011 and incorporated by reference herein).

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.